Exhibit 15

August 9, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated August 9, 2013 on our review of interim financial information of Arch Capital Group Ltd. and its subsidiaries (the “Company”) for the three-month and six-month periods ended June 30, 2013 and June 30, 2012 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2013 is incorporated by reference in the Registration Statement on Form S-3 (Registration No. 333-180329) and in the Registration Statement on Form S-8 (Registration No. 333-181308).

Very truly yours,
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us